REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE SHAREHOLDERS AND BOARD OF TRUSTEES

ELESSAR SMALL CAP VALUE FUND

A SERIES OF ELESSAR FUNDS INVESTMENT TRUST

We have audited the accompanying statement of assets and liabilities of Elessar Small Cap Value Fund, a Series of Elessar Funds Investment Trust (the Fund) as of September 26, 2012. This financial statement is the responsibility of the Fund’s management.  Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  Our procedures included confirmation of seed money owned at September 26, 2012, by correspondence with the custodian.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the statement of assets and liabilities referred to above presents fairly, in all material aspects, the financial position of Elessar Small Cap Value Fund, a Series of Elessar Funds Investment Trust as of September 26, 2012 in conformity with accounting principles generally accepted in the United States of America.

SKODA MINOTTI

Mayfield Village, Ohio

September 27, 2012